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                                                                   Exhibit 10.9


                                 3Dshopping.com
                               517 Bocaccio Avenue
                            Venice, California 90291

                                  May 20, 1999



Robert J. Vitamante
1 Hitching Post Lane
Bell Canyon, CA 91307

RE: EMPLOYMENT

Dear Bob:

     I confirm with pleasure our recent discussions with respect to your employment as President, Chief Operating Officer and Chief Financial Officer of 3Dshopping.com ("3D"). As we discussed, you have a commitment to a current client that you expect to occupy the majority of your time between now and June 15, 1998. During that period, you are available on an hourly basis to advise management of 3D with respect to various matters relating to its public offering of units, currently underway. Starting on or about June 15, you expect to be available on a full-time basis. Based on our discussions, I propose the following arrangements:

1. Subject to confirmation by our Board of Directors and following the successful offering of 3D common stock presently contemplated , you agree to be employed and to serve as 3D's President, Chief Operating Officer and, until a successor is appointed, as Chief Financial Officer, and 3D agrees to employ you in those capacities beginning as soon as practicable after completion of your current commitment but, in any event, not later than July 1, 1999. In that capacity, you will report to me as Chairman, provided that, with respect to matters relating to financial accounting and accounting controls, you will report directly to the Audit Committee of the Board of Directors. Your initial employment term will be for a period of 2 years. In the event that you are terminated, other than for cause, prior to expiration of such period, you will be entitled to severance payments upon early termination equal to your base compensation for the lesser of 12 months or the balance of the two year term referred to above, but in no event less than six months; such severance payments to be made at such times as they would have been made had you remained employed by 3D and to be subject to your execution of a release of claims in a form satisfactory to 3D.

2. You will receive cash compensation at the rate of $200,000 per annum from the date of your full time employment and will be eligible for such bonuses and other forms of supplemental compensation as may from time to time be approved by the Board of Directors. Your rate of compensation will be subject to review by

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     the Board of Directors not less than annually in connection with the annual review of officer compensation generally.

3. Upon your acceptance of this letter you will be granted options to purchase up to 142,940 shares of 3D common stock. The options would be issued under 3D's Stock Incentive Plan and would have a ten year term (subject to the limitations described below); the options would vest as follows: 25,000 shares upon commencement of full time employment; 50,000 shares on January 1, 2000; 50,000 shares on January 1, 2001; and 17,940 shares on July 1, 2001. The options would be intended to qualify as Incentive Stock Options under the Internal Revenue Code of 1986, as amended. Upon termination of employment, vested options would remain exercisable for one year and unvested options would expire; provided that, in the case of termination at the initiative of 3D, the vested options would expire upon the later of termination or 60 days following notice to you of termination. Vesting of options would accelerate in the event of the consummation of any merger, sale of stock or sale of all or substantially all of the business of 3D involving a change in control of the 3D business. The option exercise price would be equal to the fair market value of the common stock on the date of the grant, as determined by the Board of Directors in good faith. 3Dshopping.com expects to file a registration statement on Form S-8 with respect to the stock issuable on exercise of incentive stock options. Notwithstanding any other provision of this Section 3, if you do not become employed on a full-time basis with 3D as provided herein, the options issued to you shall lapse and shall not be exercisable.

4. In addition to the foregoing items of compensation, you would be eligible for such benefits as are from time to time made available to other members of senior management.

5. Commencing as of the date of your acceptance of this letter and until the commencement of your full-time employment, as described above, you agree to be employed on a part-time basis as follows: you will perform at the direction of current management such functions related to financial and administrative matters as you and such management shall agree. The extent of your duties will be determined by agreement between you and management from time to time but you shall not be required to provide more than ten hours of service in any week. You shall be compensated for such services at the rate of $150/hr. and shall be reimbursed for out of pocket expenses reasonably incurred by you in connection with assigned work. You agree that, in performing such services, you will act as an employee of 3D, subject to the direction of management of 3D, and that your compensation will be subject to withholding for tax purposes.

6. In connection with your employment with 3D, you agree to execute and be bound by 3D's customary agreements relating to nondisclosure, nonsolicitation and inventions.

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     I am delighted to be able to offer you the position described above and look forward to an exciting and productive relationship. If you are in agreement with the foregoing, please execute a copy of this letter in the space provided and return it to me. This offer of employment is void if not accepted by you on or before the close of business on May 21, 1999.

                                       Very truly yours,



                                       /s/ Lawrence Weisdorn
                                       ---------------------
                                       Lawrence Weisdorn

     Accepted this ___ day of May, 1999.


/s/ Robert J. Vitamante
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Robert J. Vitamante